EXHIBIT 99
                                                                      ----------


                                     [LOGO]


April 27, 2004

Dear Shareholder:

Enterprise Bancorp, Inc.'s net income amounted to $1.7 million for the three months ended March 31, 2004, compared to $0.5 million for the same period in 2003. The primary factors contributing to the increase in net income in the first quarter of 2004, as compared to the first quarter of 2003, were a decrease in the provision for income tax expenses (primarily due to the $1.9 million provision in 2003 related to changes in the Massachusetts tax laws concerning the company's REIT subsidiary(1) ), offset by a decrease in net gains on sales of investment securities, and an increase in the provision for loan losses during the first quarter of 2004.

At March 31, 2004, total assets amounted to $776.1 million, an increase of 6% from March 31, 2003. Total loans were $505.7 million at March 31, 2004, an increase of 17% over the prior year. Deposits plus repurchase agreements grew to $703.0 million at March 31, 2004, an increase of 8% over March 31, 2003. In addition, the Investment Management and Trust Group reported investment assets under management of $386.7 million, a 15% increase versus one year ago. Total assets, investment assets under management, and mortgage loans serviced for others amounted to $1.2 billion at March 31, 2004, an increase of 8% from March 31, 2003.

At our February 11 annual Employees' Celebration of Success, the Bank recognized the retirement of three valued members of the Enterprise Bank family. VP/Human Resources Manager Jeannette Sheehan, Mary Lou Allen from the Mortgage Center, and SVP/Sr. Trust Officer Paul Shaughnessy from our Investment Management and Trust Group are ending successful banking careers. These three individuals represent over 70 combined years of service to the banking community in Greater Lowell. We salute Jeannie, Mary Lou and Paul for their contributions to the success of Enterprise Bank during their tenure here, and we wish them good health and happiness in the years ahead. For those shareholders and customers that did business with Paul Shaughnessy, he will be available on a limited basis throughout 2004 to assist clients during the transition period.

The first quarter of 2004 was a period of significant business development at Enterprise. On March 15, we opened our twelfth branch office at 63 Park Street in Andover. Staffed by a talented group of local professionals, our Andover team was very encouraged by the warm welcome we received from the large group of business and community leaders on hand at ribbon-cutting ceremonies. After only thirty days, business is strong in Andover. Our new branch reports deposits of approximately of $20 million! Such growth is truly impressive, and far exceeds our original projections. The 63 Park Street facility is about one half the size of our typical branch facility. We opened there to create a presence in the Andover market quickly, as we wanted to take full advantage of market opportunities presented by the current bank-acquisition turmoil. Due to the strong growth we've experienced, and the tremendous potential for Enterprise Bank in the Andover area, we plan to relocate into a larger, more permanent office in downtown Andover at 8 High Street, within the next 12-18 months. We plan to share more details with you concerning this major initiative in the months ahead.

At our April 20 meeting of the Board of Directors, it was voted to increase the annual dividend to 43 cents per share, payable on June 25 to shareholders of record as of June 4, 2004. The 2004 dividend represents a 13% increase over last year's payout of 38 cents per share. The majority of shareholders have elected to participate in our dividend reinvestment plan. We are pleased to invite additional shareholders interested in dividend reinvestment to contact Equiserve, Inc., our recently-appointed transfer agent, toll-free, at 1-888-218-4390 prior to June 4 to arrange for dividend reinvestment. A confirmation of your dividend reinvestment transaction, including the number of additional shares purchased, will be sent to all participants on June 25.

We appreciate the positive reaction we've received from shareholders concerning our 2003 annual report. As a reminder, in preparation for our 2004 annual meeting, proxy materials were mailed to all shareholders on March 26. The 2004 annual meeting is scheduled for May 4, 2004, at 4 p.m. at the American Textile History Museum, 491 Dutton Street in Lowell. It is important that you participate by voting your proxy as soon as possible, whether or not you plan to join us on May 4. A ballot and self-addressed envelope to Equiserve Inc., was enclosed in the March mailing. We look forward to the annual meeting as it presents an opportunity for us to discuss plans for the bank's continued growth and profitability. Our annual meeting also gives us a special chance to express our appreciation to you for your loyal support over the past sixteen years.

Sincerely,



/s/ George L. Duncan    /s/ Richard W. Main             /s/ John P. Clancy, Jr.
--------------------    -------------------------       -----------------------
George L. Duncan        Richard W. Main                 John P. Clancy, Jr.
Chairman/Chief          President/Chief Lending         President/Enterprise
Executive Officer       Officer/Chief Operating         Bancorp Inc./EVP/
                        Officer                         Treasurer/Enterprise
                                                        Bank



(1) In June 2003, the company subsequently reversed $0.8 million of the March tax charge. The reversal was due to a settlement agreement between the Massachusetts Department of Revenue and Enterprise Bank, along with approximately sixty-five other Massachusetts banks, regarding disputed retroactive assessments for 1999 through 2002. Under the terms of the settlement, the tax expense recorded in 2003 related to prior year assessments, was approximately $1.1 million.

                    Enterprise Bancorp, Inc. and Subsidiaries

                              STATEMENTS OF INCOME
                                   (unaudited)

                                                               Three Months Ended March 31,
                                                            ---------------------------------
                                                                  2004             2003
                                                            ---------------  ----------------
INTEREST AND DIVIDEND INCOME
    Loans                                                      $ 7,559,331    $ 6,889,722
    Investment securities                                        1,723,787      2,501,598
    Short term investments                                          14,358         24,018
                                                               -----------    -----------
               Total interest and dividend income                9,297,476      9,415,338
                                                               -----------    -----------

INTEREST EXPENSE
    Deposits                                                     1,455,989      1,852,407
    Repurchase agreements                                           10,541          2,926
    Federal Home Loan Bank borrowings                               56,653         22,599

    Junior subordinated debentures                                 294,305        294,305
                                                               -----------    -----------
               Total interest expense                            1,817,488      2,172,237
                                                               -----------    -----------

NET INTEREST INCOME                                              7,479,988      7,243,101

    Provision for loan losses                                      750,000        300,000
                                                               -----------    -----------
      Net interest income after provision for loan losses        6,729,988      6,943,101
                                                               -----------    -----------


       Non-interest income                                       1,549,176      1,588,699
       Net gains on sales of investment securities                 630,917      1,315,754
       Operating expenses                                       (6,199,090)    (5,882,608)
                                                               -----------    -----------
                    Income before provision for income taxes     2,710,991      3,964,946

       Provision for income taxes                                  995,745      3,460,872
                                                               -----------    -----------
NET INCOME                                                     $ 1,715,246    $   504,074
                                                               ===========    ===========

EARNINGS PER SHARE
Basic earnings per common share                                $      0.48    $      0.14
                                                               ===========    ===========

Diluted earnings per common share                              $      0.45    $      0.14
                                                               ===========    ===========

Dividend per common share (1)                                  $        -     $         -
                                                               ===========    ===========

Basic weighted average common shares outstanding (2)             3,605,344      3,533,488
                                                               ===========    ===========

Diluted weighted average common shares outstanding               3,789,679      3,660,855
                                                               ===========    ===========


(1) Annual dividends are generally declared in the second quarter of each fiscal year.

(2) Weighted average common shares outstanding have increased due to the exercise of employee stock options and reinvestment of dividends from the dividend reinvestment plan.

                    Enterprise Bancorp, Inc. and Subsidiaries

                                 BALANCE SHEETS
                                   (unaudited)


                                                       March 31, 2004     December 31, 2003   March 31, 2003
                                                    -------------------   ------------------ ----------------
ASSETS
   Cash and due from banks                            $    32,146,863    $    31,101,961    $    34,252,334
   Short term investments                                  38,500,000         14,000,000         38,500,000
   Investment securities                                  179,320,102        196,308,098        208,002,227
   Loans                                                  505,731,228        488,839,152        431,593,565
       Allowance for loan losses                          (10,329,239)        (9,986,425)        (9,744,360)
                                                      ---------------    ---------------    ---------------
       Net loans                                          495,401,989        478,852,727        421,849,205
                                                      ---------------    ---------------    ---------------
   Bank premises and equipment                             12,217,891         12,429,021         13,271,471
   Intangible assets                                        6,496,931          6,530,123          6,629,700
   Other assets                                            12,041,146         12,323,241         10,490,826
                                                      ---------------    ---------------    ---------------

TOTAL ASSETS                                          $   776,124,922    $   751,545,171    $   732,995,763
                                                      ===============    ===============    ===============

LIABILITIES AND STOCKHOLDERS' EQUITY
   Deposits                                           $   688,499,974    $   660,824,382    $   651,471,411
   Repurchase agreements                                   14,505,876            953,924            962,832
   Federal Home Loan Bank borrowings                        1,932,500         20,470,000         10,470,000
   Junior subordinated debentures                          10,825,000         10,825,000         10,825,000
   Other liabilities                                        3,143,034          3,721,291         10,498,451
                                                      ---------------    ---------------    ---------------
        Total liabilities                                 718,906,384        696,794,597        684,227,694
                                                      ---------------    ---------------    ---------------

   Stockholders' equity                                    54,282,128         52,511,133         46,134,145
   Net unrealized appreciation on investment
           securities, net of taxes                         2,936,410          2,239,441          2,633,924
                                                      ---------------    ---------------    ---------------
        Total stockholders' equity                         57,218,538         54,750,574         48,768,069
                                                      ---------------    ---------------    ---------------

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY              $   776,124,922    $   751,545,171    $   732,995,763
                                                      ===============    ===============    ===============


   Investment assets under management                 $   386,661,205    $   375,296,992    $   336,537,613
                                                      ===============    ===============    ===============

   Mortgage loans serviced for others                 $    14,741,485    $    15,077,295    $    16,975,274
                                                      ===============    ===============    ===============

   Total assets, investment assets under management
     and mortgage loans serviced for others           $ 1,177,527,612    $ 1,141,919,458    $ 1,086,508,650
                                                      ===============    ===============    ===============